UNDERWRITING AGREEMENT

Schedule A

Effective February 27, 2007

Funds to be serviced under this Agreement

Rogé Partners Fund

Rogé Select Opportunities Fund

The parties hereto agree to the addition of the Rogé Select Opportunities Fund to this Schedule A effective the date set forth above.

ROGÉ PARTNERS FUNDS

AQUARIUS FUND DISTRIBUTORS, LLC

By:

By:

      Name:

Brian Nielsen

      Title:

President